Master Money LLC (the "Master LLC")

77D(g)

Policies with respect to security investments

Attached please find as an exhibit to Sub-Item 77D(g) of Form N-SAR, a description of changes to the Fund's investment strategies that became effective on January 4, 2016.

77D(g)
Policies with respect to security investments

On July 28, 2015, the Board of Directors of the Master LLC approved changes to the Master LLC's principal investment strategies. Under its new principal investment strategies, the Master LLC will invest at least 99.5% of its total assets in cash, U.S. Treasury bills, notes and other obligations issued or guaranteed as to principal and interest by the U.S. Government, its agencies or instrumentalities, and repurchase agreements secured by such obligations or cash. The Board chose not to subject the Master LLC to discretionary or default liquidity fees or temporary suspensions of redemptions due to declines in the Master LLC's weekly liquid assets. These changes became effective on January 4, 2016.